Exhibit 99.1

Technical Communications Corporation Reports Results for Third Quarter of Fiscal 2003

    CONCORD, Mass.--(BUSINESS WIRE)--Aug. 6, 2003--Technical Communications Corporation (NASDAQ OTC BB: TCCO.OB) today announced quarterly financial results for the fiscal quarter ended June 28, 2003. The Company reported revenue of $986,000 and net income of $125,000, or $0.09 per share for its third quarter of fiscal 2003, as compared to revenue of $520,000 and a net loss of $(664,000) or $(0.50) per share for the third quarter of fiscal 2002. For the nine months ended June 28, 2003, the Company reported net income of $271,000 or $0.20 per share on revenue of $3,136,000, as compared to a net loss of $(1,099,000) or $(0.83) per share on revenue of $2,552,000 for the same period in fiscal 2002.
    Commenting on the results, TCC President and CEO, Carl Guild, said, " Our Company continues to make progress in improving profitability. This past period is the Company's fourth consecutive profitable quarter and reflects the continued diligence and commitment of our employees to TCC's goals of sustained profitability and growth. As we observed at the end of the previous period, we see some positive signs of increased market interest but remain cautious about the timing of orders and the strength of the recovery given current economic and market conditions."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's proven security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

    Matters discussed in this news release, including any discussion of or impact, expressed or implied, on our anticipated operating results, financial condition and future earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of Private Securities Litigation reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates", "believes", "expects", "may", "plans" and "estimates", among others, involve known and unknown risks. The Company's operating results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-KSB for the fiscal year ended September 28, 2002, and the Company's quarterly reports on Form 10-QSB for the fiscal quarters ended December 28, 2002, March 29, 2003 and June 28, 2003.


                 Technical Communications Corporation

               Condensed consolidated income statements

                                                Quarter ended

                                          6/28/03           6/29/02

Net sales                              $    986,000     $     520,000
Gross profit                                552,000           206,000
S, G & A expense                            337,000           598,000
Product development costs                    91,000           273,000
Operating income (loss)                     124,000          (665,000)
Net income (loss)                      $    125,000     $    (664,000)
Net income (loss) per share:
          Basic and diluted            $       0.09     $       (0.50)

                                              Nine Months ended

                                           6/28/03          6/29/02

Net sales                              $  3,136,000     $   2,552,000
Gross profit                              2,005,000         1,481,000
S, G & A expense                          1,173,000         1,605,000
Product development costs                   567,000           992,000
Operating income (loss)                     265,000        (1,116,000)
Net income (loss)                      $    271,000     $  (1,099,000)
Net income (loss) per share:
          Basic and diluted            $       0.20     $       (0.83)


                 Condensed consolidated balance sheets

                                          6/28/03           9/28/02

Cash                                   $  1,157,000     $     438,000
Accounts receivable, net                    278,000           272,000
Inventory                                 1,177,000         1,371,000
Other current assets                         96,000           155,000
          Total current assets            2,708,000         2,236,000
Property and equipment, net                 117,000           184,000
                                       $  2,825,000     $   2,420,000

Accounts payable                       $    161,000     $     189,000
Accrued expenses and
 other current liabilities                  666,000           505,000
          Total current liabilities         827,000           694,000
Total stockholders' equity                1,998,000         1,726,000
                                       $  2,825,000     $   2,420,000

    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978/287-5100
             www.tccsecure.com